UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Barbara J Desoer
   Bank of America Corporation
NC1-007-57-02
   NC, Charlotte 28255
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/4/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Consumer Products
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |      |      |    | |                  |   |           |10520              |D     |                           |
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Common Stock        |      |      |    | |                  |   |           |771                |I     |Spouse                     |
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Common Stock        |12/31/|      |J   |V|181.98            |A  |           |5337.825           |I     |Thrift Trust               |
                    | 2002 |      |1   | |                  |   |           |                   |      |                           |
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Common Stock        |12/31/|      |J   |V|81.99             |A  |           |2720.055           |I     |Thrift Trust-Spouse        |
                    | 2002 |      |1   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Option, Right|$48.4375|       |      |    | |           |   |     |01/03|Common Stock|       |       |105000      |D  |            |
 to buy      |        |       |      |    | |           |   |     |/2010|            |       |       |            |   |            |
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Option, Right|$48.4375|       |      |    | |           |   |     |01/03|Common Stock|       |       |1200        |I  |Spouse      |
 to buy      |        |       |      |    | |           |   |     |/2010|            |       |       |            |   |            |
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Option, Right|$53.28  |       |      |    | |           |   |     |01/31|Common Stock|       |       |180000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
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Option, Right|$53.28  |       |      |    | |           |   |     |01/31|Common Stock|       |       |1200        |I  |Spouse      |
 to Buy      |        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
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Option, Right|$61.36  |2/1/ 20|      |A   |V|1200       |A  |2    |2/01/|Common Stock|1200   |$61.36 |211200      |D  |            |
 to Buy      |        |02     |      |    | |           |   |     |2012 |            |       |       |            |   |            |
             |        |       |      |    | |           |   |     |2    |            |       |       |            |   |            |
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Option, Right|$48.4375|       |      |    | |           |   |     |1/02/|Common Stock|       |       |180         |I  |Spouse      |
 to Buy      |        |       |      |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right|$61.36  |2/1/ 20|      |A   |V|400        |A  |2    |02/01|Common Stock|400    |       |400         |D  |            |
 to Buy      |        |02     |      |    | |           |   |     |/2007|            |       |       |            |   |            |
             |        |       |      |    | |           |   |     | 2   |            |       |       |            |   |            |
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Option, Right|$70.03  |2/3/ 20|      |A   | |100000     |A  |3    |02/03|Common Stock|100000 |$70.03 |100000      |D  |            |
 to buy      |        |03     |      |    | |           |   |     |/2013|            |       |       |            |   |            |
             |        |       |      |    | |           |   |     | 3   |            |       |       |            |   |            |
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Option (Right|$36.7011|       |      |    | |           |   |     |08/05|Common Stock|       |       |13775       |D  |            |
 to Buy)     |        |       |      |    | |           |   |     |/2006|            |       |       |            |   |            |
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Option (w/LSA|$95.4401|       |      |    | |           |   |     |05/22|Common Stock|       |       |50696       |D  |            |
R) (Right to |        |       |      |    | |           |   |     |/2007|            |       |       |            |   |            |
Buy)         |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Option (w/LSA|$71.5801|       |      |    | |           |   |     |05/22|Common Stock|       |       |33382       |D  |            |
R) (Right to |        |       |      |    | |           |   |     |/2007|            |       |       |            |   |            |
Buy)         |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Option (W/LSA|$63.6267|       |      |    | |           |   |     |05/22|Common Stock|       |       |31345       |D  |            |
R) (Right to |        |       |      |    | |           |   |     |/2007|            |       |       |            |   |            |
Buy)         |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Option,Right |$50.70  |       |      |    | |           |   |     |5/22/|Common Stock|       |       |45377       |D  |            |
to Buy       |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |            |
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Option, Right|$73.29  |       |      |    | |           |   |     |5/18/|Common Stock|       |       |204         |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2003 |            |       |       |            |   |            |
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Option, Right|$73.29  |       |      |    | |           |   |     |5/18/|Common Stock|       |       |204         |I  |Spouse      |
 to Buy      |        |       |      |    | |           |   |     |2003 |            |       |       |            |   |            |
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Option, Right|$60.50  |       |      |    | |           |   |     |1/03/|Common Stock|       |       |360         |I  |Spouse      |
 to Buy      |        |       |      |    | |           |   |     |2004 |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares acquired were exempt acquisitions pursuant to Rule 16b-3(c) under Bank of America Corporation 401(k) Plan.
2. The options fully vest on February 1, 2006, or, if earlier, (i) 50% vest if the stock price closes at or above $76.36 for ten consecutive trading days, and
(ii) the remaining 50% vest if the stock price closes at or above $91.36 for ten consecutive tra ding days.
3. These options fully vest on February 3, 2006.
SIGNATURE OF REPORTING PERSON
Barbara J Desoer
Barbara J. Desoer